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                                                                    EXHIBIT 12.1

                              TEXTRON MANUFACTURING

                COMPUTATION OF RATIO OF INCOME TO COMBINED FIXED
                      CHARGES AND PREFERRED STOCK DIVIDENDS

                                   (UNAUDITED)

                           (In millions except ratios)

                                                                        Year
                                                                        ----
                                                     2003      2002      2001      2000      1999
                                                     ----      ----      ----      ----      ----
Fixed charges:
  Interest expense (1)                              $ 105     $ 135     $ 183     $ 158     $  56
  Distributions on preferred securities of
    subsidiary trust, net of income taxes              13        26        26        26        26
  Estimated interest portion of rents                  34        26        31        31        26
                                                    -----     -----     -----     -----     -----
    Total fixed charges                             $ 152     $ 187     $ 240     $ 215     $ 108
                                                    =====     =====     =====     =====     =====

Income:
  Income from continuing operations before
    income taxes and distributions on  preferred
    securities of subsidiary trust                  $ 401     $ 566     $ 784     $ 597     $ 954
  Fixed charges (2)                                   139       161       214       189        82
  Eliminate equity in undistributed pretax
    income of finance subsidiaries                    (10)      (65)     (146)     (112)      (92)
                                                    -----     -----     -----     -----     -----
    Adjusted income                                 $ 530     $ 662     $ 852     $ 674     $ 944
                                                    =====     =====     =====     =====     =====
Ratio of income to fixed charges                     3.49      3.54      3.55      3.13      8.74
                                                    =====     =====     =====     =====     =====

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(1)   Includes interest unrelated to borrowings of $3 million in 1999.

(2) Adjusted to exclude distributions on preferred securities of subsidiary trust, net of income taxes.